EXHIBIT 99.1


Media Contact: Michael Maguire                             FOR IMMEDIATE RELEASE
                                                           ---------------------

(441) 278-3413

CHANNEL RE RECEIVES "Aaa" FROM MOODY'S AND "AAA" FROM S&P
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Hamilton, Bermuda - February 13, 2004 - RenaissanceRe Holdings Ltd. (NYSE:RNR),
Koch Financial Corporation, Partner Re Ltd. (NYSE:PRE) and MBIA Inc. (NYSE: MBI) announced today that Channel Reinsurance Ltd, a new financial guarantee reinsurer based in Bermuda, has been formed and funded. Channel Re has received financial strength ratings of Aaa from Moody's Investors Service and AAA from Standard and Poor's Ratings Services.

Channel Re will be led by financial guarantee veterans. Former MBIA managing director, Michael Maguire, has been named CEO and will be responsible for operations of the company. MBIA's former chairman and CEO, David H. Elliott has been named chairman of the new company's Board of Directors.

Channel Re will be capitalized with equity capital of approximately $366 million. The company will assume approximately $27 billion portfolio of in-force business from MBIA, participate in its reinsurance treaty and provide facultative reinsurance support. Following the assumption of the in-force business the Company will have total claims-paying resources of approximately $700 million.

The ownership of the new company is as follows: Renaissance Re holds the largest share at 32.7%, Koch Financial, through its affiliate Koch Financial Re, owns 29.9%, Partner Re owns 20.0%, and MBIA owns 17.4%.

Channel Re President and CEO Mike Maguire commented, "The unique structure of Channel Re's preferential relationship with MBIA and the provision of long-term stable, highly rated reinsurance to MBIA are expected to produce attractive long-term returns for the investors. With the Triple-A ratings from both Moody's and Standard & Poor's, as well as its large capitalization and strong investor group, Channel Re will provide MBIA with high quality reinsurance and increased capacity."

RenaissanceRe CEO Jim Stanard commented "We are very pleased to be involved with such a strong group of investors and believe Channel Re is well positioned to be a very successful financial guarantee reinsurer. The strategic relationship with MBIA allows Channel Re to rapidly deploy its capital by the assumption of an in-force portfolio, and gain the benefit of MBIA's market leading expertise."

Mr. Maguire has spent the last thirteen years at MBIA, where he held positions of increasing responsibility, most recently as head of the Emerging Markets Group. Prior to that, he oversaw the company's insured portfolio and market risk management areas. In 1991, he spearheaded MBIA's international expansion by opening its first overseas office in Paris and later oversaw Japan, Asia, Latin America and Global Securitization.

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Mr. Elliott has over three decades of experience in the insurance and financial guarantee industries. Mr. Elliott was chairman of the Municipal Bond Insurance Association, predecessor of MBIA Insurance Corporation, from 1976 to 1980 and from 1984 to 1986. With the formation of MBIA in 1986, he was appointed president and chief operating officer, then served as chairman and CEO from 1992 to 1999. He began his career at The Aetna Casualty and Surety Company in 1969 and quickly rose in the company to become the vice president in charge of the financial guarantee department. He acted as chairman of the Association of Financial Guaranty Insurers, the industry's trade organization, from 1988 to 1990.

RenaissanceRe Holdings Ltd. (NYSE:RNR) is a global provider of reinsurance and insurance. Renaissance's business primarily consists of four components: (1) catastrophe reinsurance; (2) catastrophe reinsurance written for the account of joint ventures Top Layer Reinsurance Ltd. and DaVinci Reinsurance Ltd; (3) specialty reinsurance; and (4) individual risk business which includes primary insurance and quota share reinsurance.

Koch Financial Corporation is a leading provider of financing solutions for state and local governments nationwide. In addition to providing direct tax-exempt lease financing, the company is active in municipal bond investment and trading, interest rate risk management and fixed income derivatives. Koch Financial, a Koch Industries, Inc. subsidiary, is based in Scottsdale, Ariz., and has regional offices in Chicago, Kansas City and Sacramento. For more information, visit Koch Financial's web site at www.kochfinancial.com.

Partner Re Ltd. (NYSE:PRE) is a leading international reinsurance group. The Company provides multi-line reinsurance to insurance companies on a worldwide basis through its principal offices in Bermuda, Greenwich, Paris and Zurich, its branch offices in Hong Kong, Singapore and Toronto, and its representative offices in Seoul, Tokyo and Santiago. Risks reinsured include property and casualty/motor, catastrophe, life, alternative risk transfer and specialty lines: agriculture, aviation & space, credit & surety, energy on-shore, engineering, marine and energy off-shore, specialty casualty and specialty property.

MBIA Inc., (NYSE: MBI) through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

Investor Contacts:

RenaissanceRe Holdings Ltd. - Martin J. Merritt (441)-299-7230

Koch Financial Corporation - Mary Beth Jarvis (316)-828-3756

Partner Re Ltd. - Robin Sidders - (441)-294-5216

MBIA Inc. - Michael Ballinger (914) 765-3893, Kevin Brown (914)-765-3648


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